Exhibit 10.28

SECOND AMENDMENT TO THE
POST HOLDINGS, INC. DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

WHEREAS, Post Holdings, Inc. previously adopted the Post Holdings, Inc. Deferred Compensation Plan for Key Employees (“Plan”);

WHEREAS, the Corporate Governance and Compensation Committee (“Committee”) has delegated authority to the Chief Executive Officer to amend the Plan pursuant to a resolution adopted on February 3, 2012;

WHEREAS, Section 3.1(a) of the Plan provides that a newly Eligible Employee may make a Deferral Election within 30 days of becoming an Eligible Employee subject to certain requirements;

WHEREAS, the Company desires to retain discretion as to whether an Eligible Employee may make such a Deferral Election outside of the regular enrollment period specified by the Committee;

NOW, THEREFORE, effective immediately, Section 3.1(a) of the Plan is amended by deleting the third sentence thereof and replacing it with the following:

Notwithstanding the foregoing, in the discretion of the Committee or its designee, an individual who first becomes an Eligible Employee subsequent to the first day of any Plan Year (and was not previously eligible to participate in a plan which is treated with this Plan as one plan under Treasury Regulation section 1.409A-1(c)(2)) may make a Deferral Election, applicable to the period from the Eligible Employee’s initial entry date to the end of the Plan Year, provided the Deferral Election is made within 30 days after becoming an Eligible Employee and prior to the performance of services by a Participant for the period covered by the election.

IN WITNESS WHEREOF, this amendment has been executed this 24th day of August, 2012.

POST HOLDINGS, INC.

By:	/s/ William P. Stiritz
William P. Stiritz
Title: Chairman and Chief Executive Officer